INSIDER TRADING POLICY
OF
NETSTREIT CORP.

As adopted by the Board of Directors, effective February 18, 2025
NETSTREIT Corp. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) both to satisfy its obligation to prevent insider trading and to help the persons subject to this Policy avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.
Scope of Policy
Persons Covered. This Policy applies to all directors, officers and employees of the Company, as well as agents, consultants and contractors to the Company who have access to “material nonpublic information,” as well as their Family Members and Controlled Entities.
“Family Members” include a person’s spouse or life-partner, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in the home of the director, officer or employee of the Company (other than a tenant or employee).
“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts.
Securities Covered. Although it is most likely that the “material, nonpublic information” a person subject to this Policy possess will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to purchases, sales, transfers, gifts or other acquisitions or dispositions of the securities of other entities, including tenants or suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.
Statement of Policy
No Trading on “Material, Nonpublic Information.” If a person subject to this Policy possesses “material, nonpublic information” relating to the Company, its subsidiaries or any other entity, such person may not (a) purchase, sell, transfer, gift or otherwise acquire or dispose of securities of the Company or such other entity, (b) direct any other person to purchase, sell, transfer, gift or otherwise acquire or dispose of such securities or (c) disclose the information to anyone outside the Company.

Material, Nonpublic Information. “Material, nonpublic information” is information that is not generally available to the public that could affect the market price of a security and which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Common examples of material information are:

•a dividend increase or decrease, a change in dividend policy or the declaration of a dividend;

•financial and operational results from a previously completed quarter or year;

•forecasts, estimates or projections of earnings or results of operations for current or future periods;

•news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;

•a significant increase or decrease in business;

•actual or threatened major litigation, or the resolution of such litigation;

•major events regarding securities, including repurchase plans, declaration of a stock split or the offering of additional securities (debt or equity);

•new major contracts, tenants, or finance sources, or the loss thereof;

•a significant change in management or the Board of Directors of the Company (the “Board”);

•financial restatements or significant writeoffs;

•a change in auditors or notification that an auditor report can no longer be relied upon;

•financial liquidity problems; or

•major cybersecurity risks or incidents, including vulnerabilities and breaches.

This list is not exhaustive; other types of information may be material at any particular time, depending on the circumstances. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight. If a person subject to this Policy is unsure whether information is material, he or she should consult the Chief Financial Officer or, in the Chief Financial Officer’s absence, the Chief Executive Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates, or assume that the information is material.
Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessible conference call or a governmental filing) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released. Nonpublic information may include:

•information available to a select group of persons subject to confidentiality obligations to the Company;

•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed to permit the investment market to absorb and evaluate the information.
Improper Disclosure. The Company has authorized only certain individuals to publicly release material, nonpublic information. Unless a person subject to this Policy is explicitly authorized to do so, such person must refrain from discussing material, nonpublic information with anyone outside the Company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, a person subject to this Policy should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.
“Black Out” Periods
A “black out” period is a period during which a person subject to this Policy may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may any person subject to this Policy trade in Company securities if such person is aware of material, nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and a person subject to this Policy is aware of other material, nonpublic information not disclosed in the earnings release, such person may not trade in Company securities.
Earnings Black Out Periods. These black out periods specifically apply to all directors, officers who have been designated as “officers” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with the directors, the “Section 16 Reporting Persons”) and certain other employees who may be designated by the Chief Financial Officer from time to time (“Designated Individuals”). During earnings black out periods, Section 16 Reporting Persons and Designated Individuals may not buy or sell Company securities during the period beginning on the first business day of the last full week of the month preceding the end of the fiscal quarter or fiscal year of the Company and ending two market trading days following the public release of the financial results for such fiscal quarter or year (for example, by means of a press release, a publicly accessible conference call or a governmental filing). For example, if Inside Information (including quarterly or annual earnings) is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday.
Event-Specific Black Out Periods. The Company reserves the right to impose trading black out periods from time to time when, in the judgment of the Company, a black out period is warranted. A black out period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific black out period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If a person subject to this Policy is made aware of the existence of an event-specific black out period, such person should not disclose the existence of such black out period to any other person. Individuals that are subject to event-specific black out periods will be contacted when these periods are instituted from time to time.

Pension Fund Black Out Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales or transfers of Company securities by directors and officers of the Company during a “pension fund black out period.” A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three consecutive business days. These black out periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these black out periods will be contacted when these periods are instituted from time to time.
Hardship Exceptions. If a person subject to this Policy has an unexpected and urgent need to sell Company securities in order to generate cash such person may, in appropriate circumstances, be permitted to sell Company securities during a black out period. Hardship exceptions must be requested in writing (email being sufficient) at least two business days in advance of the proposed transaction and may be granted only by the Clearing Person (as defined below).
As used in this Policy, “Clearing Person” means (i) the Chief Financial Officer, (ii) in the Chief Financial Officer’s absence, or for transactions involving the Chief Financial Officer, the Chief Executive Officer or (iii) in the Chief Financial Officer’s absence, for transactions involving the Chief Executive Officer, the Chair of the Audit Committee of the Board.
Other Trading Restrictions
The Company considers it improper and inappropriate for persons subject to this Policy to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, transactions in Company securities by such persons are subject to the following guidance.
Speculating. Persons subject to this Policy may not undertake speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) or any other Company benefit plan or arrangement).
Short Sales. Persons subject to this Policy may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits directors and executive officers from engaging in short sales.
Publicly Traded Options. Persons subject to this Policy may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.
Standing Orders. Standing orders (except under approved Trading Plans, as described below under “Rule 10b5-1 Plans”) that extend beyond the date the order is placed should not be used. A standing order placed with a broker to sell or purchase stock at a specified price leaves persons with no control over the timing of the transaction. A standing order transaction executed by the broker when a person subject to this Policy is aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when such person did not possess material, nonpublic information.
Margin Accounts and Pledges. Persons subject to this Policy may not pledge any Company securities as collateral for a loan and such person may not hold Company securities as collateral in a margin account. Such persons may not have control over these transactions as the securities may be sold at certain times without such person’s consent. A margin or foreclosure sale that occurs when a person subject to this Policy is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Hedges and Monetization Transactions. Persons subject to this Policy may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may permit a person to own Company securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s stockholders generally.
Transactions Under Company Benefit Plans
The U.S. insider trading laws also restrict the ability of persons subject to this Policy to engage in certain transactions under the Company’s benefit plans, as described below:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided that such exercises by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Incentive Plan. Persons subject to this Policy may be granted stock-based compensation awards, including restricted stock units, under the Omnibus Plan. Such persons may not, however, sell in the open market any Company stock granted under the plan during any black out period that applies to such person or while such person possesses material, nonpublic information. This Policy does not apply to the exercise of a tax withholding right pursuant to which a person subject to this Policy elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; provided that such exercise by Section 16 Reporting Persons and Designated Individuals is subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.”

Rule 10b5-1 Plans
Under Rule 10b5-1 of the Securities Exchange Act, and as permitted by the Company, employees may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable Company 10b5-1 trading plan guidelines at a time when the Company was not in a “black out period” and the participant was not otherwise aware of any material nonpublic information relating to the Company or the securities subject to the Trading Plan. Moreover, the Company requires that all Trading Plans be approved in writing (email being sufficient) and in advance by the Clearing Person to confirm that such Trading Plan complies with all pertinent Company policies and applicable securities laws.
Conversion of Limited Partnership Units
This Policy does not cover the conversion of limited partnership units of NETSTREIT, L.P. into shares of Company common stock. Please note that the Company common stock received in such conversion is subject to this Policy.

Pre-Clearance Procedures
Section 16 Reporting Persons and certain other employees listed on Schedule I hereto (which may updated by the Chief Financial Officer from time to time) may not engage in any transaction involving Company securities (including an Omnibus Plan transaction such as an option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Clearing Person. For the purposes of pre-clearance, as it relates to employees listed on Schedule I hereto, either the Chief Executive Officer or Chief Financial Officer may serve as Clearing Person. A written request for pre-clearance (email being sufficient) should be submitted to the Clearing Person at least two business days in advance of the proposed transaction. A request for pre-clearance should contain a description of the proposed transaction, the date of the proposed transaction and the number of securities involved in the transaction. The Clearing Person is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If pre-clearance is granted, such pre-clearance is effective only for two business days and if the transaction is not executed during that period, another request for pre-clearance must be submitted in accordance with the procedures set forth above.
This pre-clearance procedure is designed to prevent violations of Section 16(a) and Section 16(b) of the Exchange Act. Section 16(a) of the Exchange Act requires that certain transactions in Company securities must be reported on Form 4 and filed with the Securities and Exchange Commission (the “SEC”) within two business days following the date of the transaction. This Policy requires not only pre-clearance of transactions in Company securities, but also advance notification of sufficient details of the transaction to give the Company time to prepare and file the required reports within the applicable deadline. To ensure that the Company has sufficient time to prepare and file the Form 4 with the SEC, Section 16 Reporting Persons must report the details of the transaction to us at least by the close of business on the date the transaction occurred. Due to the short, two-business day period in which to file the reports, the Company may have the Form 4 executed and filed with the SEC on your behalf using the power of attorney that you have granted to the Company for this purpose. Please contact the Company immediately if you believe there may be any errors in a filing.
Section 16(b) provides that Section 16 Reporting Persons are liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and/or sale of Company securities that occur within a period of less than six months. The SEC may cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations.
Although compliance with Section 16(a), Section 16(b) and other restricted trading periods is the responsibility of each Section 16 Reporting Person, the pre-clearance of all trades will allow the Company to assist in preventing any inadvertent violations.
Section 16 Reporting Persons should also be aware of the restrictions on sales by control persons under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), and are responsible to file any notices of sale required by Rule 144.
Post-Termination Transactions
If persons subject to this Policy are aware of material, nonpublic information when such person’s employment or service relationship terminates, such person may not trade in Company securities until that information has been publicly released.
The Consequences of Insider Trading

Individuals who trade on material nonpublic information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the SEC, the federal agency responsible for enforcing the law in this area. Potential sanctions include:
•disgorgement of profits gained or losses avoided and interest thereon;

•a civil penalty of up to three times the profit gained or loss avoided;

•a bar from acting as an officer or director of a publicly traded company;

•a criminal fine (no matter how small the profit or the lack thereof) of up to $1 million; and

•a jail term of up to ten years.
These penalties can apply even if the individual is not a director or officer of the Company. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in disciplinary action by the Company, up to and including termination of employment. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $2.5 million may be imposed. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct.

SCHEDULE I

[On file with the Company]